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                                                                   Exhibit 99.1

                                October 26, 2006



Dear Shareholder:

         On October 25, 2006, El Banco Financial Corporation and NBOG Bancorporation, Inc. mutually agreed to terminate their pending merger agreement. The parties concluded that receipt of regulatory approval would not be forthcoming on a timely enough basis to satisfy each side's business requirements. Under the terms of a termination agreement, both parties agreed to release any claims they may have against the other and that no termination fee would be paid by either party.

         NBOG has engaged Stevens & Company to identify a strategic partner to acquire or recapitalize The National Bank of Gainesville. NBOG has also asked Allen Smith, and Allen has agreed, to serve as President of the Bank and as NBOG's principal executive officer.

         The 2006 Annual Meeting of Shareholders will be held on Thursday, December 14, 2006. We hope that you will be able to join us to discuss our plans for the future. We will be mailing you a proxy statement and 2006 Annual Report in the coming weeks.

         In the meantime, please do not hesitate to contact either of us at
(770) 297-8060.

                                            Sincerely,


                  /s/ R. Allen Smith                            /s/ Ann Palmour
                  ---------------------------                   ---------------
                  R. Allen Smith                                Ann Palmour
                  President & Chief Executive Officer           Chairman